UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 14, 2006 (July 10, 2006)

OWENS & MINOR, INC.

(Exact name of Registrant as specified in charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 10, 2006, Owens & Minor Distribution, Inc. (“O&M Distribution”), a wholly owned subsidiary of Owens & Minor, Inc. (the “Company”), the Company, McKesson Medical-Surgical Inc. (the “Seller”), a wholly owned subsidiary of McKesson Corporation (“McKesson”), and McKesson entered into an Asset Purchase and Sale Agreement, dated as of July 10, 2006 (the “Purchase Agreement”), pursuant to which O&M Distribution agreed to purchase certain assets, including inventory and fixed assets, and assume certain liabilities and contracts related to the Seller’s acute-care medical and surgical supply distribution business (the “Transaction”) for approximately $170 million in cash (the “Purchase Price”).

The Purchase Agreement provides for an initial closing and several delayed closings to facilitate the transition of the acquired business and related facilities to O&M Distribution. At each of the initial closing and the delayed closings, the Purchase Price will be increased or decreased based on the Seller’s actual inventory on hand at the time of each closing. Generally, in the event that the Seller’s inventory at the time of the applicable closing exceeds the inventory used to calculate the Purchase Price, O&M Distribution will pay to the Seller an amount equal to such excess; in the event that the Seller’s inventory at the time of such closing is less than the inventory used to calculate the Purchase Price, the Seller will pay to O&M Distribution an amount equal to such deficiency.

The Purchase Agreement contains customary representations, warranties and agreements of O&M Distribution and the Seller, indemnification rights and obligations of O&M Distribution and the Seller, and termination provisions. The Purchase Agreement also contains a non-compete provision pursuant to which the Seller has agreed that it will not, and will cause its affiliates not to, engage, directly or indirectly, in a Competing Business (as defined in the Purchase Agreement) for a period of five years following the initial closing, subject to certain permitted activities by the Seller and its affiliates.

The Company and McKesson have each unconditionally guaranteed payment and performance under the Purchase Agreement by O&M Distribution and the Seller, respectively.

As part of the Transaction, O&M Distribution and the Seller have also entered into a transition services agreement pursuant to which the Seller will provide ongoing operational support of the business during the transition of the acquired business to O&M Distribution, which is expected to be completed within six months after the initial closing. For such transition services, O&M Distribution will pay the Seller monthly fees that are based on the varieties and extent of services provided and that decrease after the first four months.

The consummation of the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of customary closing conditions, including receipt of applicable regulatory approvals and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The initial closing is expected to occur no later than the fourth quarter of 2006 and the last of the delayed closings, which is dependent upon the date of the initial closing, is expected to occur by the end of the second quarter of 2007.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Section 8 — Other Events

Item 8.01. Other Events.

On July 11, 2006, the Company issued a press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statement and Exhibits.

(c) Exhibits.

2.1	Asset Purchase and Sale Agreement, dated as of July 10, 2006, among Owens & Minor Distribution, Inc., Owens & Minor, Inc., McKesson Medical-Surgical Inc. and McKesson Corporation.

99.1	Press Release issued by Owens & Minor, Inc. on July 11, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2006

OWENS & MINOR, INC.

By:	/s/ Grace R. den Hartog
Grace R. den Hartog
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1	Asset Purchase and Sale Agreement, dated as of July 10, 2006, among Owens & Minor Distribution, Inc., Owens & Minor, Inc., McKesson Medical-Surgical Inc. and McKesson Corporation.

99.1	Press Release issued by Owens & Minor, Inc. on July 11, 2006.